UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 24, 2007 (January 18, 2007)

SUPERCONDUCTIVE COMPONENTS, INC.
(Exact name of registrant as specified in its charter)

Commission file number: 0-31641

Ohio (State or other jurisdiction of incorporation)	31-1210318 (IRS Employer Identification No.)

2839 Charter Street, Columbus, Ohio (Address of principal executive offices)	43228 (Zip Code)
(614) 486-0261
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(e) DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
On January 18, 2007 the Compensation Committee of the Board of Directors (the “Committee”) of Superconductive Components, Inc. (the “Company”) took the following actions:
2007 Annual Base Salary Increase
     The Committee approved an increase in the base salary of the Company’s Chief Executive Officer. The Committee approved the following base salary, payable for service during 2007:

Daniel Rooney	President and Chief Executive Officer	$175,000
2007 Bonus Awards
The Committee also approved the payment of bonuses to Mr. Rooney for service during the Company’s fiscal year ending December 31, 2007 (“Fiscal 2007”), based upon one or more objective financial performance criteria selected by the Committee.
Mr. Rooney is eligible to receive the following bonus payments for service during Fiscal 2007: (i) $7,000 cash upon attaining the Net Income of a certain amount and (ii) 4% of the Company’s Adjusted Net Income in excess of a specified amount. Also, Mr. Rooney is eligible to receive: (i) $10,000 value of the Company’s common stock plus $5,000 cash bonus on December 31, 2007. Employment with the Company on December 31, 2007 is required.
The Committee defined “Adjusted Net Income” as the actual 2007 Net Income as it appears on the Company’s audited financial statements for Fiscal 2007, plus expenses related to Sarbanes Oxley and non-cash director options. The cash bonuses related to Net Income and Adjusted Net Income shall become payable within 30 days after acceptance of the audited financial statements by the Company’s Board of Directors provided Mr. Rooney continues to be employed by the Company as Chief Executive Officer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERCONDUCTIVE COMPONENTS, INC.

Date: January 24, 2007	By	/s/ Gerald S. Blaskie

Gerald S. Blaskie Vice President and Chief Financial Officer